Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-202277 and 333-216035) and Form S-8 (Nos. 333-131244, 333-197208 and 333-200597) of Ameris Bancorp of our report dated February 27, 2017, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ CROWE HORWATH LLP

Atlanta, Georgia

February 27, 2017